                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

 PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant  /_/

Filed by a Party other than the Registrant  /X/

Check the appropriate box:

     /_/  Preliminary Proxy Statement

     /_/  Confidential,  for Use of the  Commission  Only (as  permitted by Rule
          14a-6(e)(2))

     /_/  Definitive Proxy Statement

     /X/  Definitive Additional Materials

     /_/  Soliciting Material Under Rule 14a-12

                            LIFEPOINT HOSPITALS, INC.
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                (Name of Registrant as Specified in Its Charter)

                        ACCIPITER LIFE SCIENCES FUND, LP
                       ACCIPITER LIFE SCIENCES FUND II, LP
                  ACCIPITER LIFE SCIENCES FUND (OFFSHORE), LTD.
                ACCIPITER LIFE SCIENCES FUND II (OFFSHORE), LTD.
                    ACCIPITER LIFE SCIENCES FUND II (QP), LP
                        ACCIPITER CAPITAL MANAGEMENT, LLC
                              CANDENS CAPITAL, LLC
                                  GABE HOFFMAN
                                MOHSIN Y. MEGHJI
                                 EARL P. HOLLAND
                                 NICOLE VIGLUCCI
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    (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

     Payment of Filing Fee (Check the appropriate box):

     /X/  No fee required.

     /_/  Fee  computed on table below per Exchange  Act Rules  14a-6(i)(1)  and
          0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit  price  or other  underlying  value of  transaction  computed pursuant to Exchange  Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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     /_/  Check box if any part of the fee is offset as provided by Exchange Act
Rule  0-11(a)(2)  and identify the filing for which the  offsetting fee was paid previously.  Identify the previous filing by registration  statement  number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (4)  Date Filed:

                                      -2-

         On April 20, 2006,  Accipiter  Life Sciences  Fund,  LP  ("Accipiter"),
together with the other participants named herein, made a definitive filing with the  Securities  and Exchange  Commission  ("SEC") of a proxy  statement  and an accompanying  proxy card to be used to  solicit  votes for the  election  of its nominees at the 2006 annual  meeting of  stockholders  of  LifePoint  Hospitals,
Inc., a Delaware corporation (the "Company").

         Item 1: On April 21, 2006, Accipiter mailed the following letter to the stockholders of the Company.

                        ACCIPITER LIFE SCIENCES FUND, LP

             VOTE FOR DIRECTORS DEDICATED TO ENHANCING VALUE FOR ALL
          LIFEPOINT STOCKHOLDERS BY EXECUTING THE ENCLOSED GOLD PROXY
                                   CARD TODAY

          THERE IS NOT MUCH TIME UNTIL THE LIFEPOINT ANNUAL MEETING OF
              STOCKHOLDERS SO PLEASE VOTE THE GOLD PROXY CARD NOW!

                                                                  April 21, 2006

Dear Fellow Stockholder:

         We are the owners of 985,394  shares,  or  approximately  1.8%,  of the outstanding  common  stock of  LifePoint  Hospitals,  Inc.  ("LifePoint"  or the
"Company").  Over the past several months, we have grown increasingly  concerned that the current Board and  management  team have taken actions that have led to the deterioration of value for all LifePoint  stockholders.  We believe that the
Company's acquisition strategy has had a profoundly negative effect on the value of  LifePoint's  shares.  SINCE JULY 14, 2005,  THE DAY LIFEPOINT  ANNOUNCED THE
PROPOSED  ACQUISITION OF FIVE HOSPITALS  FROM HCA,  LIFEPOINT'S  SHARE PRICE HAS
DECLINED TO $29.87 AS OF APRIL 19, 2006, WHICH REPRESENTS AN ALARMING DECLINE OF
37%.

         On March 24, 2006, Accipiter delivered to LifePoint a publicly released letter  stating  Accipiter's  concerns and making  certain  recommendations  for improving  stockholder  value.  Since  then,  we have made  repeated  efforts to communicate our concerns to the current Board.  Our  suggestions  have seemingly fallen on deaf ears. LIFEPOINT MANAGEMENT AND THE BOARD OF DIRECTORS HAVE FAILED
TO ADDRESS ISSUES WHICH WE BELIEVE ARE SHARED BY A MULTITUDE OF STOCKHOLDERS.

         After carefully reviewing the options available,  we concluded that the only way to protect the  interests  of all  LifePoint  stockholders  would be to nominate  directors who would be dedicated to preserving and enhancing the value of our  investments  in  LifePoint.  Now we are asking for your  support and are urging you to disregard  any proxy you may have received from the Company and to vote the enclosed GOLD proxy card.

            WE BELIEVE THAT DECISIONS MADE BY THE CURRENT BOARD HAVE
             DIRECTLY LED TO THE EROSION OF VALUE FOR ALL LIFEPOINT
                                  STOCKHOLDERS

         On April  15,  2005,  LifePoint  entered  into what we  believe  was an ill-advised merger with Province Healthcare  Company.  LifePoint paid $22.66 per share for Province or a premium of 66% over  Province's  closing  stock price of
$13.61  the  day  prior  to the  announcement  of  the  transaction.  Since  the consummation  of the  merger,  numerous  problems  have  arisen  with the former
Province  hospitals.  For example,  in January 2006, it was revealed that Valley
View,  which  opened  in  November  2005  (7  months  after  LifePoint  acquired
Province),  failed  to  receive  Medicare  reimbursement.  As a  result,  it  is projected to negatively impact earnings by $0.04 to $0.05 per share in the first quarter.  We are not aware of any hospital  that has failed to be certified  for
Medicare  reimbursement for six months.  Additionally,  Coastal Carolina,  which opened in November  2004,  continues to negatively  impact  earnings by $0.02 to
$0.03 per share per  quarter.  While we cannot  blame  LifePoint  for the poorly chosen location of the hospital,  LifePoint has operated the hospital for over a year and management has not articulated a turn around plan.

         Increasing  our  conviction  that the merger  with  Province  was a bad decision  is the recent  revelation  by  LifePoint  that the  relations  between
Province  and its  physicians  was,  and  continues  to be, very poor.  During a
January 9, 2006 conference  call,  LifePoint's COO, Bill Gracey,  stated,  "Long story short,  we have uncovered  more  physician  competition we believe than we initially  anticipated." We are amazed that the Company failed to anticipate the physician  relations problem,  especially since Province,  in a January 31, 2003 conference  call,  noted that "recent results were  [affected]  primarily by the unusually large number of physicians lost during the year."

         Adding to its history of poor  acquisitions is LifePoint's  acquisition of Danville  Regional Medical Center in July 2005. While LifePoint  claimed that the  acquisition  of Danville was in  furtherance  of the Company's  strategy of acquiring  hospitals  that  are  the  sole or  significant  market  provider  of healthcare services in their communities, we believe the Danville acquisition is a drain on LifePoint's  resources.  Since the acquisition,  Danville's  revenues have suffered and the CEO of the hospital was replaced after a short tenure.

         In  addition,  LifePoint  management  has cited the  local  economy  in
Danville  on the  February  2006  conference  call as a reason for  weaker  than expected results. We are astonished that the economic outlook was a surprise for
LifePoint. The area's unemployment rate has doubled over the past five years. We also learned  that Dan River,  the area's  former  largest  employer,  filed for bankruptcy in March 2004 and Dimon Tobacco,  the former fifth largest  employer, closed its factory in April 2005.  This obviously  should come as no surprise to
LifePoint.

         WE BELIEVE  THAT THE  RECENT  ACQUISITIONS  OF  PROVINCE  AND  DANVILLE
REPRESENT  CLEAR  EXAMPLES OF INADEQUATE  DUE DILIGENCE AND POOR  EXECUTION THAT
HAVE DIRECTLY CONTRIBUTED TO THE DESTRUCTION OF STOCKHOLDER VALUE.

         Despite LifePoint's evident history of poor merger choices, we question whether management and the Board learned any lessons. The Company still plans to acquire five  hospitals  from HCA Inc. in West Virginia and Virginia.  LifePoint initially said that the deal with HCA would be accretive to earnings on its July
28,  2005  conference  call.  On this call,  Ken  Donahey,  CEO and  Chairman of
LifePoint,  stated in reference to a question about the HCA assets, "And we made sure that the first year it was slightly  accretive,  but then in the years two, three and four, significantly accretive."

         YET A MERE FIVE MONTHS LATER,  MANAGEMENT STATED ON ITS JANUARY 9, 2006
CONFERENCE  CALL  THAT  PERFORMANCE  AT  THESE  HOSPITALS  HAD  DETERIORATED  SO
SIGNIFICANTLY  THAT THE PROPOSED  TRANSACTION WAS NOW EXPECTED TO BE DILUTIVE BY
$0.02 TO $0.03  PER  SHARE  PER  QUARTER  UPON  CLOSING.  ON TOP OF ALL OF THIS,
EXECUTIVE  COMPENSATION  AT  LIFEPOINT  SIGNIFICANTLY  EXCEEDED  THE PEER  GROUP
AVERAGE   DESPITE   SLOWER  THAN  AVERAGE   EARNINGS   GROWTH  AND  STOCK  PRICE
UNDERPERFORMANCE.

              VOTE THE ENCLOSED GOLD PROXY TO ELECT DIRECTORS WHOSE
                        INTERESTS ARE ALIGNED WITH YOURS

         As significant investors in LifePoint, we have a vested interest in the maximization of LifePoint's  shares.  Our nominees have extensive  experience in the healthcare  industry as well as in private and public investment,  corporate governance and business management. By contrast, LifePoint's three nominees have no actual management  experience with any for-profit  healthcare  companies.  If elected to the  LifePoint  Board,  our  nominees  will use their best efforts to improve the Company's operating  performance and implement corporate  governance reforms while exploring all possible alternatives to maximize stockholder value.

         Since the  annual  meeting  of  stockholders  is only  weeks  away,  we encourage  you to vote  the  enclosed  GOLD  proxy  card  as  soon as  possible.
Remember,  if you have already  voted  management's  proxy card,  you have every right to change your vote by  executing  the enclosed  GOLD proxy card.  If your shares are held by a bank or  broker,  you may be able to vote by  telephone  or internet and, if you need assistance in voting your shares,  we encourage you to call our proxy solicitor, MacKenzie Partners, Inc. at 800-322-2885.

         We look forward to speaking to many of our fellow  stockholders  in the coming weeks and would like to thank you in advance for your support.

                                               Sincerely,

                                               /s/ Gabe Hoffman

                                               Gabe Hoffman
                                               Accipiter Life Sciences Fund, LP

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  IF YOU HAVE ANY QUESTIONS, REQUIRE ASSISTANCE IN VOTING YOUR GOLD PROXY CARD,
      OR NEED ADDITIONAL COPIES OF ACCIPITER'S PROXY MATERIALS, PLEASE CALL
              MACKENZIE PARTNERS AT THE PHONE NUMBERS LISTED BELOW.

                                   MACKENZIE
                                 PARTNERS, INC,
                               105 Madison Avenue
                               New York, NY 10016
                           PROXY@MACKENZIEPARTNERS.COM
                          (212) 929-5500 (Call Collect)
                                       or
                            TOLL-FREE (800) 322-2885

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                   CERTAIN INFORMATION CONCERNING PARTICIPANTS

         On April 20, 2006,  Accipiter  Life Sciences  Fund,  LP  ("Accipiter"),
together with the other  Participants  named herein (as defined  below),  made a definitive filing with the Securities and Exchange Commission ("SEC") of a proxy statement  and an  accompanying  proxy card to be used to solicit  votes for the election of its nominees at the 2006 annual meeting of stockholders of LifePoint
Hospitals, Inc., a Delaware corporation (the "Company").

         ACCIPITER  ADVISES  ALL  STOCKHOLDERS  OF THE COMPANY TO READ THE PROXY
STATEMENT AND OTHER PROXY MATERIALS BECAUSE THEY CONTAIN IMPORTANT  INFORMATION.
SUCH  PROXY  MATERIALS  ARE  AVAILABLE  AT NO  CHARGE  ON THE  SEC'S WEB SITE AT
HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL
PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR
COPIES  SHOULD BE  DIRECTED  TO THE  PARTICIPANTS'  PROXY  SOLICITOR,  MACKENZIE
PARTNERS,  INC.,  AT ITS  TOLLFREE  NUMBER:  (800)  322-2885  OR BY  E-MAIL  AT:
PROXY@MACKENZIEPARTNERS.COM.

         The  participants in the proxy  solicitation  are Accipiter,  Accipiter
Life  Sciences Fund II, LP,  Accipiter  Life  Sciences  Fund  (Offshore),  Ltd.,
Accipiter Life Sciences Fund II (Offshore),  Ltd.,  Accipiter Life Sciences Fund
II (QP), LP, Candens  Capital,  LLC,  Accipiter  Capital  Management,  LLC, Gabe
Hoffman,  Mohsin Y. Meghji, Earl P. Holland and Nicole Viglucci  (together,  the
"Participants").

         INFORMATION  REGARDING  THE  PARTICIPANTS  AND THEIR DIRECT OR INDIRECT
INTERESTS IS AVAILABLE IN THE DEFINITIVE  PROXY  STATEMENT FILED BY ACCIPITER ON
APRIL 20,  2006, A COPY OF WHICH IS AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE
AT HTTP://WWW.SEC.GOV.